Exhibit 99.1

August 6, 2012

Rising Dreams in the Orient: Oriental DreamWorks To Establish Headquarters in Xuhui

SHANGHAI, Aug. 6, 2012 /PRNewswire/ — Oriental DreamWorks, one of the largest international investment projects in China, today officially announced the establishment of its headquarters in Shanghai Xuhui.

At 9:00 a.m. at the Shanghai Xuhui Riverside Planning Exhibition Hall, a signing ceremony and press conference was jointly held by Xuhui District Committee of CPC, the People’s Government of Xuhui District, Shanghai Municipality, China Media Capital and DreamWorks Animation SKG, Inc. (Nasdaq: DWA). Distinguished guests included Zhengsheng Yu, member of the Politburo of the CPC Central Committee & Secretary of Shanghai Municipal Committee of the CPC; Zheng Han, Deputy Secretary of Shanghai Municipal Committee of the CPC & Mayor of Shanghai Municipality; Pimin Zhang, Deputy Director-General of the State Administration of Radio Film and Television of China; Yicui Yin, Deputy Secretary of Shanghai Municipal Committee of the CPC; Guangshao Tu, member of the Shanghai Municipal Standing Committee of the CPC & Deputy Mayor of Shanghai Municipality; Zhenwu Yang, member of the Shanghai Municipal Standing Committee of the CPC & Director of Propaganda Department of the CPC Shanghai Committee; and Peikang La, the Deputy Director of Film Bureau of the State Administration of Radio Film and Television of China. DreamWorks Animation Chief Executive Officer Jeffrey Katzenberg was also present.

Oriental DreamWorks’ plan and logo — a panda sitting on a red moon fishing for dreams — was unveiled by Zhengsheng Yu, Secretary of Shanghai Municipal Committee of the CPC; Zheng Han, Deputy Secretary of Shanghai Municipal Committee of the CPC & Mayor of Shanghai Municipality; and Pimin Zhang, Deputy Director-General of the State Administration of Radio Film and Television of China. For the first time, representatives of Oriental DreamWorks discussed future business plans. Oriental DreamWorks intends to principally engage in content production and its derivative industries, and the joint venture’s partners also intend to develop “Dream Center,” an integrated tourism destination that will be located in Xuhui Binjiang.

Shanghai Oriental DreamWorks Film & Television Technology Co., Ltd., which was established at today’s signing ceremony, will primarily focus on film and television content production and its derivative industries. Over the next several years, it is anticipated that more than 2,000 animation film and television production professionals from China and around the world will join Oriental DreamWorks in order to apply leading-edge CG creative processes and production technology toward the creation of animated content featuring Chinese cultural elements.

Oriental DreamWorks also announced today that “Kung Fu Panda 3” will be made in China as a co-production and is expected to be released globally in 2016. The first feature-length animated film solely created by Oriental DreamWorks is expected to be distributed worldwide in 2017. After its inaugural feature production, Oriental DreamWorks plans to release one to three event films per year, building up a production capacity and operational standard that could compete with any international animation company. Based on its high-quality animated content, Oriental DreamWorks plans to explore a full range of family entertainment business extensions, including consumer products, online games, musicals, and other live entertainment ventures. Oriental DreamWorks will work toward the goal of becoming the largest animation production base in China.

The parties also announced that “Dream Center,” a must-see cultural and entertainment destination for tourists and Shanghai citizens alike will open in 2016. With an investment exceeding ¥20 billion, “Dream Center” will be built on a T-shaped block in Xuhui Riverside. Plans feature designs from a number of international architectural masters and incorporate a series of theaters, cinemas, creative enterprises, tourist attractions, restaurants and commercial facilities. “Dream Center,” together with the neighboring “Media Port of the West Riverbank,” will create Shanghai’s new landmark: a world-class cultural destination that is envisioned to be comparable to New York’s Broadway and London’s West End.

“Xuhui Riverside is one of the key regions to be explored in Shanghai during the ‘next National Twelfth Five-Year Plan’ period. The speed and quality of the construction will have a significant impact on the future development of Shanghai. The projects of Oriental DreamWorks will play a vital role in speeding up Xuhui’s development. People’s lives will be enriched with brand new and high-quality urban cultural and entertainment services, and a stage will be built for creative industry workers to pursue and realize their dreams,” said Guangshao Tu, Deputy Mayor of Shanghai.

“The Chinese film industry has been growing at a rate of more than 30% per year, which makes China a vital region of international film consumption. I anticipate that Oriental DreamWorks will not only surprise us with great films, but also will achieve success across the entertainment industry landscape,” said Pimin Zhang, Deputy Director-General of the State Administration of Radio Film and Television of China. “Oriental DreamWorks is a creative exploration of Chinese and foreign cultural exchanges. Our shared dream is to make full use of precious cultural resources, develop a world-class production team, create world-class animated films, and thus contribute to the exchange of Chinese culture throughout the world.”

Oriental DreamWorks is a joint venture established by China Media Capital (CMC), Shanghai Media Group (SMG), Shanghai Alliance Investment, Ltd. (SAIL) and DreamWorks Animation (DWA). The Chinese companies will hold a majority stake of approximately 55% in Oriental DreamWorks and DreamWorks Animation will hold approximately 45%. Representatives from all investors of Oriental DreamWorks, together with leaders from the People’s Government of Xuhui District, signed a cooperation agreement at today’s ceremony.

Oriental DreamWorks, housed in Xuhui, is intended to represent China’s largest and most advanced animation production base. A dream-themed, multi-cultural entertainment center named “Dream Center” will also be created in Xuhui. “Dream Center” will encapsulate the core values of the “New Shanghai culture” of the 21st century and creatively raise the concept of an “Oriental paradise for all dream seekers.” The parties plan to employ the world’s top architects and designers to complete the intricate design of “Dream Center,” incorporating the use of plants and the elements of water, mud, coal, and oil that are located along the Xuhui Riverside. The intention is to achieve a seamless transition between old and new buildings and traditional and modern styles. The development will feature first-class facilities, providing unique experiences and leading-edge cultural trends in Shanghai. The development will include “Dream Walk,” the world’s largest IMAX screen, to be used for high-profile film premieres and events, as well as a central theater area and an interactive animation exhibition. With multiple waterfront hotels and restaurants, high-quality shopping areas, galleries and studios, cafes, restaurants and bars, “Dream Center” will truly have something for everyone.

Ruigang Li, Chairman, China Media Capital, commented, “The historical context and urban characteristics of Xuhui Riverside, together with the inspiration and international connections of DreamWorks Animation, is certain to become a focus of China and the entire world. We believe that the restructuring of Shanghai’s cultural industries will benefit from these plans, giving us a unique advantage thanks to this unprecedented global vision.”

According to the Xuhui District government, the 8.4 km Huangpu Riverside is the only large-scale waterfront area available for further development in downtown Shanghai. As Dream Center, Dragon Gallery of Contemporary Art, Yu Deyao Museum and other cultural construction projects have been introduced to Xuhui, Xuhui riverside has officially set the goal of becoming the “Media Port of Shanghai West Riverbank.” The construction plan of Xuhui Riverside is an attempt to become the central axis of Shanghai, equipped with industry, cultural brands, and urban ecological landscapes. Jiwei Sun, Secretary of Xuhui District Committee of CPC, said, “Xuhui will integrate into Shanghai’s cultural heritage similar functionalities of Broadway and Rockefeller Center in New York, and London’s West End. We truly believe it will lead to the establishment of a global cultural center in Xuhui.”

Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation said, “Together with China Media Capital and our other joint venture partners, I am very pleased to establish Oriental DreamWorks in Xuhui in order to bring a high-quality, multi-media cultural and entertainment center to the area. Today’s signing ceremony is a historic milestone that represents tremendous and ever-growing opportunities for Oriental DreamWorks.”

About “The three-year action plan of cultural development” by Shanghai Xuhui District government

The three-year action plan of cultural development in Xuhui was released by Shanghai Xuhui District government in April 25, 2012. This is Xuhui’s first move to grow as a district with cultural advantages. It is revealed that the Binjiang Riverside will be positioned and constructed as a cultural landmark in the west bank of Huangpu River. Xuhui will make full use of the binjiang river and industrial remains along it to create a Shanghai’s new landmark comprising of art galleries, performing plazas, theaters and other fashionable and cultural places. Xuhui will proactively welcome both local and international media organizations with core competitiveness and global influence, accelerate the construction of major projects, e.g. national music and creative industry base, media port of the West Bank, hoping to form a key area of cultural industry.

About China Media Capital

China Media Capital (CMC) is China’s first media sector focused fund dedicated to media and entertainment investments in China and internationally. Approved by China’s National Development and Reform Commission (NDRC) for an initial fund size of RMB 5 billion, CMC’s prominent founding partners include China Development Bank (CDB), one of China’s largest financial institutions with registered capital of over RMB 300 billion and total assets of over RMB 5 trillion. CMC’s investment portfolio includes a controlling stake in News Corporation’s China assets, including TV channels — Star (Xing Kong), Star (Xing Kong) International and Channel V (China) — as well as the Fortune Star movie library, which is the largest movie library across Asia.

About Shanghai Media Group

The second largest media conglomerate in China, Shanghai Media Group (SMG) has the country’s most comprehensive portfolio of media-related businesses, including television (14 analog channels, 15 digital channels), radio (11 frequencies), print media (9 newspapers and magazines), new media (IPTV, mobile TV and Internet TV), home shopping, content distribution, performing arts, education and talent management. In addition to being China’s leader in delivering content and services in the traditional media sector, SMG has the country’s largest TV shopping outlet and dominant IPTV operation.

About Shanghai Alliance Investment, Ltd.

As an investment arm of the Shanghai municipal government, Shanghai Alliance Investment, Ltd. (SAIL), founded in 1994, has established itself as a leader in China’s high-tech and financial sector investment. The mission of SAIL is to deliver value for its shareholders as well as make contributions to China’s development by providing resources to innovative technology companies. SAIL’s target industries include financial service, TMT, life science, health care, and emerging low-carbon sectors such as clean energy, new material and eco-environment protection. Capitalizing on its distinctive local experience, extensive government networking, industry expertise and strategic insights, SAIL is recognized as a preferred Chinese partner for leading international corporations.

About DreamWorks Animation

DreamWorks Animation creates high-quality entertainment, including CG animated feature films, television specials and series and live entertainment properties, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for four consecutive years. In 2012, DreamWorks Animation ranks #14 on the list. All of DreamWorks Animation’s feature films are now being produced in 3D. The Company has theatrically released a total of 24 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda and How to Train Your Dragon. The Company’s theatrical releases for the current year are Madagascar 3: Europe’s Most Wanted on June 8, 2012 and Rise of the Guardians on November 21, 2012.

About Oriental DreamWorks

Oriental DreamWorks (ODW) is a joint venture among China Media Capital (CMC), Shanghai Media Group (SMG), Shanghai Alliance Investment, Ltd. (SAIL), and DreamWorks Animation SKG, Inc. (Nasdaq: DWA), which is positioned as the leading China-focused family entertainment company. The enterprise will initially be capitalized with cash and intellectual property valued at $330 million. Oriental DreamWorks will engage in the development and production of high-quality original Chinese animated and live action content. In addition to content creation, the joint venture will pursue business opportunities in the areas of live entertainment, theme parks, mobile, online, interactive games and consumer products. As one of the largest investment projects of sino-foreign cooperation in China, the goal of Oriental DreamWorks is to become a world-class global entertainment leader and the leading promoter of Chinese culture around the world.

SOURCE DreamWorks Animation

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